UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 11, 2005

MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)

(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On May 11, 2005, the Management Development, Nominating and Governance Committee (the “Committee”) of the Company’s Board of Directors approved a bonus framework applicable to the Company’s executive officers covering performance in 2005. This framework provides that bonuses will continue to be determined in the discretion of the Committee taking account of (i) the return on equity criteria set forth in the framework, (ii) the Company’s actual financial and other results for the year compared to the goals presented to and approved by the Committee in January of the year, (iii) the business environment in which the Company operated during the year, (iv) individual officer performance, and (v) recommendations by the Chief Executive Officer (except in regard to his own bonus).

      Maximum bonus amounts, before taking account of the value of restricted stock, are 300% of year-end base salary for the Chief Executive Officer, 225% of base salary for the Executive Vice Presidents and the General Counsel, and 180% of base salary for other executive officers. As in the past, executive officers may elect to receive restricted stock vesting through continued employment in one year for up to 1/3rd of the bonus amount (the “base restricted stock”). If base restricted stock is elected, the executive officer will be awarded 1.5 shares of restricted stock vesting in three years for each share of base restricted stock. Restricted stock is awarded under the Company’s 2002 Stock Incentive Plan (the “Plan”).

      No individual bonus for any executive officer, including the value of restricted stock, may exceed 0.75% of the sum of (a) the Company’s pre-tax income, excluding extraordinary items and realized gains, and (b) the pre-tax contribution to the Company from joint ventures (the “Formula”). The Company’s pre-tax income and the pre- tax joint venture contribution will be determined by the Committee from the Company’s consolidated financial statements for the fiscal year for which the bonus is being paid.

      The bonus framework is filed as Exhibit 1 hereto and the foregoing description is qualified by the text of such Exhibit.

      On May 12, 2005, the Company’s shareholders approved the Formula as a limitation on annual bonus awards to the Company’s executive officers. The shareholders also approved amendments to the Plan. Under the Plan, the Company’s executive officers, other employees and directors may receive awards of shares of the Company. Among other changes in the Plan, the amendments decreased the aggregate number of shares available for award under the Plan and increased the aggregate number of shares of restricted stock that may be awarded.

      Additional information about the Formula and a description of the amendments to the Plan are contained in the Company’s March 31, 2005 proxy statement under “Item 3 – Approval of a Performance Formula for Annual Bonus Awards to the Company’s CEO and Other Executive Officers” and “Item 2 – Approval of Amendments to the MGIC Investment Corporation 2002 Stock Incentive Plan,” respectively; such information and description are incorporated by reference in this Item 1.01. The descriptions herein of the Formula and such amendments are qualified in their entirety by such portions of the proxy statement. The Plan, as amended, is filed as Exhibit 3 hereto.

Item 8.01. Other Events.

      As disclosed in the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 under “Management’s Discussion and Analysis—Results of Consolidated Operations—Joint Ventures—Sherman,” the primary regulator of the First National Bank of Marin (“Bank of Marin”), whose holding company was acquired in March 2005 by Sherman Financial Group LLC, a joint venture in which the Company has an interest, is the Office of the Comptroller of the Currency (“OCC”). Under the Change in Bank Control Act and the regulations of the OCC, any person who acquires 25% or more of the Company’s voting securities would be deemed to control the Bank of Marin (and, under certain circumstances, any person who acquires 10% or more of the Company’s voting securities might be deemed to control the Bank of Marin) and would be required to seek the approval of the OCC prior to achieving such ownership threshold.

      On May 16, 2005, the Company’s Mortgage Guaranty Insurance Corporation subsidiary received a request from the New York Insurance Department for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

The accompanying Index to Exhibits is incorporated by reference in answer to this portion of this Item, and the Exhibits listed in such Index are filed as part of this Report.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: May 17, 2005	By:	\s\ Jeffrey H. Lane
Jeffrey H. Lane
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

1	MGIC Investment Corporation 2005 Executive Bonus Framework

2	“Item 3 – Approval of a Performance Formula for Annual Bonus Awards to the Company’s CEO and Other Executive Officers” and “Item 2 – Approval of Amendments to the MGIC Investment Corporation 2002 Stock Incentive Plan” (contained in the Company’s March 31, 2005 proxy statement and incorporated by reference)

3	MGIC Investment Corporation 2002 Stock Incentive Plan, as amended (contained as Exhibit B to the Company’s March 31, 2005 proxy statement and incorporated by reference)